UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) - November 21, 2006

IMCOR PHARMACEUTICAL CO.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 500
San Diego, CA		92122
(Address of principal executive offices)		(Zip Code)

(858)546-2955

(Registrants' telephone number, including area code)

(Former name or former address, if changed since last report)

Item 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On November 28, 2006 we filed a Form 8-K indicating that on November 21, 2006 we were informed by Peterson & Co., LLP (“Peterson”), our independent registered public accounting firm as follows:

Peterson has consummated a merger with Squar, Milner, Miranda & Williamson, LLP (“Squar Milner”). Squar Milner, which is located in Newport Beach, California, is also registered with the Public Company Accounting Oversight Board (United States). The name of the post-merger firm is Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner Peterson”).

We filed that Form 8-K as notification that Peterson will no longer be our independent registered public auditor due to the merger. We now supplement our earlier Form 8-K with the following information:

Peterson’s report on our financial statements as of and for the year ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, however Peterson’s report contained an explanatory paragraph due to uncertainty regarding our ability to continue as a going concern. The Company’s auditor for the year ended December 31, 2004 was Moss Adams, LLP and their report on our financial statements as of and for the year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, however Moss Adam’s report contained an explanatory paragraph due to uncertainty regarding our ability to continue as a going concern.

The members of our Audit Committee have been informed of the merger of Peterson into Squar Milner Peterson. Our Audit Committee has not yet met to determine if Squar Milner Peterson will be retained as our new independent registered public auditor, but will meet in the near future to make that decision.

During the Company’s fiscal year ended December 31, 2005 and the subsequent interim period through November 21, 2006, there were no disagreements between the Company and Peterson on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction would have caused them to make reference thereto in their report on our financial statements.

We have provided Peterson with a copy of the foregoing disclosures. A copy of their letter required by Item 304(a)(3) of Regulation S-K is attached as Exhibit 16.1 to this Form 8-K/A.

(c) Exhibits.

Exhibit No. Description

16.1      Letter from Independent Registered Public Accounting Firm, dated December 7, 2006.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

IMCOR PHARMACEUTICAL CO.

By	/s/ Brian Gallagher
Brian Gallagher
Chairman of the Board of Directors

Dated: December 8, 2006